As filed with the Securities and Exchange Commission on January 28, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LUMINENT MORTGAGE CAPITAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	06-1694835
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

909 Montgomery Street, Suite 500
San Francisco, California 94133
(Address, Including Zip Code, of Principal Executive Offices)

Luminent Mortgage Capital, Inc.
2003 Stock Incentive Plan
(Full Title of the Plan)

Albert J. Gutierrez, CFA
President
Luminent Mortgage Capital, Inc.
909 Montgomery Street, Suite 500
San Francisco, California 94133
(415) 486-2110
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Peter T. Healy, Esq.
O’Melveny & Myers LLP
275 Battery Street, Suite 2600
San Francisco, California 94111-3305
(415) 984-8833

CALCULATION OF REGISTRATION FEE

Title Of	Amount	Proposed Maximum	Amount Of
Securities	To Be	Aggregate Offering	Registration
To Be Registered	Registered	Price	Fee

Common Stock, par value $0.001 per share	1,000,000(1) shares	$14,092,250 (2)	$1,785.49(3)

(1)	This Registration Statement covers, in addition to the number of shares of Luminent Mortgage Capital, Inc., (the “Company”) common stock, par value $0.001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the Prospectus and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Luminent Mortgage Capital, Inc. 2003 Stock Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(h), the maximum aggregate offering price was calculated based upon (i) with respect to shares subject to options, the exercise prices of which are known, the aggregate exercise price of all such options, and (ii) with respect to shares the purchase prices of which are not known, the average of the high ($14.10) and low ($13.99) prices of our common stock on January 21, 2004, which is a date within five business days prior to the filing of this registration statement, as reported on the New York Stock Exchange.

(3)	Calculated pursuant to Section 6(b)(2) of the Securities Act.

The Exhibit Index for this Registration Statement is at page 10.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to plan participants as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

     The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	The Company’s Prospectus dated December 19, 2003, filed with the Commission as part of the Company’s Registration Statement on Form S-11 (Commission File No. 333-107984), originally filed August 14, 2003 and as subsequently amended, which includes the audited financial statements for the Company as of April 25, 2003 (inception) and June 30, 2003;

(b)	The Company’s Current Report on Form 8-K filed with the Commission on December 23, 2003 (Commission File No. 001-31828); and

(c)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on October 16, 2003 (Commission File No. 001-31828), and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     The Company’s Common Stock is registered pursuant to Section 12 of the Exchange Act. Therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel

     Peter T. Healy, Esq., our corporate secretary, is a partner in O’Melveny & Myers LLP.

Item 6. Indemnification of Directors and Officers

     The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services, or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

     The Company’s charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL. The Company’s charter and bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of the Company, or while a director or officer of the Company is or was serving, at the Company’s request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in the Company’s charter and bylaws shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, and any such expenses may be paid or reimbursed by the Company in advance of the final disposition of any such proceeding.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     See the attached Exhibit Index at page 10, which is incorporated herein by reference.

Item 9. Undertakings

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on January 28, 2004.

LUMINENT MORTGAGE CAPITAL, INC.

By:	\s\ Gail P. Seneca
Gail P. Seneca, Ph.D.
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Gail P. Seneca, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

\s\ Gail P. Seneca Gail P. Seneca, Ph.D.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 27, 2004

\s\ Albert J. Gutierrez Albert J. Gutierrez, CFA	President and Director	January 27, 2004

\s\ Christopher J. Zyda Christopher J. Zyda	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 26, 2004

\s\ Bruce A. Miller Bruce A. Miller, CPA	Director	January 27, 2004

\s\ Robert B. Goldstein Robert B. Goldstein	Director	January 27, 2004

\s\ John McMahan John McMahan	Director	January 26, 2004

\s\ Donald H. Putnam Donald H. Putnam	Director	January 27, 2004

\s\ Joseph E. Whitters Joseph E. Whitters, CPA	Director	January 26, 2004

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.	Luminent Mortgage Capital, Inc. 2003 Stock Incentive Plan.(1)

5.1	Opinion of O’Melveny & Myers LLP.

23.1	Consent of Deloitte & Touche LLP (consent of independent auditors).

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).

(1)	Filed as Exhibit 10.2.1.1 to the Company’s Registration Statement on Form S-11 filed with the Commission on August 14, 2003 (Commission File No. 333-107984) and incorporated herein by this reference.